Exhibit 4.1
AGREEMENT regarding financial covenant calculation
THIS AGREEMENT REGARDING FINANCIAL COVENANT CALCULATION (the "Agreement"), is effective as of April 25, 2015 (the "Effective Date") and is made by and among BOB EVANS FARMS, LLC, an Ohio limited liability company ("Borrower"), GUARANTORS (as defined in the Credit Agreement), LENDERS (as defined in the Credit Agreement), and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent ("Administrative Agent"), with reference to that certain Amended and Restated Credit Agreement, dated as of January 2, 2014, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of July 23, 2014 and Second Amendment to Amended and Restated Credit Agreement, effective as of April 24, 2015 (as so amended, and as further amended, restated, modified or supplemented from time to time, the "Credit Agreement"), by and among Borrower, Guarantors, Lenders party thereto and Administrative Agent.
WITNESSETH:
WHEREAS, Borrower and Guarantors (collectively, "Loan Parties") have requested that Lenders agree to the treatment of certain non-cash charges in the calculation of Consolidated EBITDA as set forth herein; and
WHEREAS, Lenders and Administrative Agent have agreed to such treatment as hereinafter provided upon the terms set forth herein.
NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:
1.Recitals. The foregoing recitals are incorporated herein by reference.
2.Definitions. Capitalized terms used in this Agreement unless otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
3.Agreement Regarding Financial Covenant Calculation. Administrative Agent and Lenders hereby acknowledge and agree that, notwithstanding any provision to the contrary in the definition of Consolidated EBITDA set forth in Section 1.1 of the Credit Agreement, in the calculation of Consolidated EBITDA, all non-cash charges (with no dollar limitation) to net income will be added back to net income when accrued, regardless of whether any such non-cash charge is expected to result in any future cash payment, but to the extent that any such non-cash charge results in cash payments in the future in excess of $10,000,000 in any trailing twelve (12) month period, Consolidated EBITDA will be reduced by such amount at such future time.
4.Loan Parties' Certifications. By execution and delivery of this Agreement to Administrative Agent, each of the Loan Parties certifies, as of the date hereof after giving effect to this Agreement, that: (i) the representations and warranties of each of the Loan Parties contained in Section 6 of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein), and (ii) no Event of Default or Potential Default has occurred and is continuing.
5.Conditions to Effectiveness. This Agreement shall be effective as of the Effective Date set forth above upon the satisfaction of the following conditions precedent:

(a)Each of Loan Parties, Required Lenders, and Administrative Agent shall have executed and delivered to Administrative Agent this Agreement;
(b)The representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct on and as of the date of this Agreement with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties that relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein), and no Event of Default or Potential Default exists and is continuing under the Credit Agreement or under any Loan Document as of the date of this Agreement and after giving effect to this Agreement;
(c)Borrower shall have reimbursed Administrative Agent all fees and expenses, including without limitation, reasonable attorneys' fees, for which Administrative Agent is entitled to be reimbursed; and
(d)All legal details and proceedings to be consummated and/or otherwise completed as of the date of this Agreement in connection with the transactions contemplated by this Agreement and all other Loan Documents to be delivered to Lenders shall be in form and substance reasonably satisfactory to Administrative Agent.
6.Miscellaneous.
(a)Force and Effect. Except as expressly set forth herein, the Credit Agreement and each of the other Loan Documents are hereby ratified and confirmed and are in full force and effect. No novation of any Loan Document is intended or shall occur by or as a result of this Agreement.
(b)Governing Law. This Agreement shall be deemed to be a contract under the laws of the State of Ohio and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to its conflict of laws principles.
(c)Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., "pdf") transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party; provided, however that any Person making delivery by telecopy or electronic portable document format shall promptly deliver an executed original of the same to Administrative Agent.
(d)Construction. From and after the date hereof, each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference, and each reference to "this Agreement" and each other similar reference contained in the Credit Agreement shall refer to the Credit Agreement as modified hereby.
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[SIGNATURE PAGE - AGREEMENT regarding financial covenant calculation]
IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement Regarding Financial Covenant Calculation as of the day and year first above written.

BORROWER:
BOB EVANS FARMS, LLC, an Ohio limited liability company
By: /s/ Mark E. Hood

GUARANTORS:
BOB EVANS FARMS, INC., a Delaware corporation
By: /s/ Mark E. Hood

BEF FOODS, INC., an Ohio corporation
By: /s/ J. Michael Townsley

[SIGNATURE PAGE - AGREEMENT regarding financial covenant calculation]
PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent
By: /s/ George M. Gevas
Name: George M. Gevas
Title: Senior Vice President